                      AMERICAN EXPRESS CREDIT CORPORATION
                   (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)


                                 EXHIBIT 12.1


          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                     OF AMERICAN EXPRESS CREDIT CORPORATION
                                  (millions)


                  Six Months
                    Ended
                   June 30,              Year Ended December 31,
                 (Unaudited)
                ------------------------------------------------------------
                  1996   1995        1995   1994    1993   1992    1991
                  ----   ----        ----   ----    ----   ----    ----
Earnings:

Income before
 extraordinary
 charge           $103    $ 93      $ 197  $ 139   $ 137  $ 138    $ 174
Income tax
 provision          56      50        105     75      64     70       87
Interest expense   563     513      1,054    736     599    728      946
                  ----    ----      -----  -----   -----   -----  ------
Total earnings    $722    $656     $1,356  $ 950   $ 800  $ 936   $1,207
                  ====    ====     ======  =====   =====  =====   ======


Fixed charges -
 interest expense  $563   $513     $1,054  $ 736   $ 599  $ 728    $ 946
                   ====   ====     ======  =====   =====  =====    =====

Ratio of
 earnings to fixed
 charges           1.28   1.28      1.29    1.29    1.34*  1.29    1.28


Note: Gross rentals on long-term leases were minimal in each of the periods shown.

          * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charges of $34 million (pretax) was 1.28.

                      AMERICAN EXPRESS CREDIT CORPORATION
                (a wholly-owned subsidiary of American Express
                     Travel Related Services Company, Inc.)


                                  EXHIBIT 12.2
        COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                         OF AMERICAN EXPRESS COMPANY
                                  (millions)

                   Six Months
                     Ended
                    June 30,              Year Ended December 31,
                  (Unaudited)
                  -----------    ----------------------------------------
                      1996         1995    1994    1993      1992    1991
                      ----         ----    ----    ----      ----    ----
Earnings:

Pretax income from
 continuing
 operations         $ 1,200       $ 2,183  $ 1,891  $2,326  $  896   $  622
Interest expense      1,120         2,343    1,925   1,776   2,171    2,761
Other adjustments        64            95      103      88     196      142
                    -------       -------  -------  ------  ------   ------
Total earnings(a)   $ 2,384       $ 4,621  $ 3,919  $4,190  $3,263   $3,525
                    =======       =======  =======  ======  ======   ======

Fixed charges -
 Interest expense   $ 1,120       $ 2,343  $ 1,925  $1,776  $2,171   $2,761
 Other adjustments       65           135      142     130     154      147
                    -------       -------  -------  ------  ------   ------
Total fixed
 charges (b)        $ 1,185       $ 2,478  $ 2,067  $1,906  $2,325   $2,908
                    =======       =======  =======  ======  ======   ======
Ratio of earnings to
 fixed charges (a/b)  2.01          1.86    1.90     2.20     1.40     1.21

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company and TRS' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statement of Income of American Express Company.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

On May 31, 1994, the Company completed the spin-off of Lehman Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, American Express reduced its ownership in First Data Corporation to approximately
22 percent through a public offering. As a result, beginning in 1993 FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, the Company's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.

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